Exhibit 99.1
FOR IMMEDIATE RELEASE

For more information contact:	Investors:
Ralph Harms	Kristine Mozes
Transmeta Corporation	Mozes Communications LLC
(408) 919-3000	(781) 652-8875
Transmeta Files 2006 Annual Report with SEC and Provides
Progress Update on 2007 Restructuring Plan
Company Announces Going Concern Qualification in Accordance with
Nasdaq Marketplace Rule 4350(b)(1)(B)
SANTA CLARA, California (April 2, 2007) — Transmeta Corporation (NASDAQ: TMTA) today announced that it took additional steps during March 2007 to streamline its operations under its restructuring plan, and that it filed its 2006 annual report on Form 10-K with the Securities and Exchange Commission on March 30, 2007.
Transmeta’s annual report includes an audit report by the Company’s independent registered public accounting firm containing a going concern qualification. The Company makes this announcement in compliance with Nasdaq Marketplace Rule 4350(b)(1)(B), which requires any Nasdaq listed issuer that receives an audit opinion that contains a going concern qualification to make a public announcement to that effect through the news media. This announcement and press release do not represent any amendment to Transmeta’s 2006 Annual Report on Form 10-K.
Transmeta’s 2006 annual report describes the company’s plans to address its liquidity and capital resources needs, including the company’s restructuring plan announced in February 2007 to realign its headcount and expenses with its core business of developing and licensing its technology and intellectual property. During the initial phase of this plan, implemented on February 2, 2007, the Company decreased its worldwide workforce by approximately 75 employees, most of whom worked in the Company’s engineering services business.
In March 2007, Transmeta took the next steps in its restructuring plan and reduced its headcount by an additional 55 workers effective March 31, 2007. The March reduction primarily affected employees who had remained with the Company to complete engineering services work for Sony and Microsoft, as well as employees who supported the Company’s microprocessor production support operations.
As of March 31, 2007, the Company’s restructuring plan had also effectively eliminated the management positions of at least four of the Company’s executive officers: Patrick V. Boudreau, senior vice president of human resources; David R. Ditzel, chief technology officer; Martin A. Levy, vice president of operations; and Robert Rogenmoser, vice president of VLSI development.
At March 31, 2007, the Company had approximately 65 employees.

The Company reiterates its earlier estimate that the February and March workforce reductions will result in cumulative restructuring charges in the range of $11 million to $14 million, the vast majority of which will be an expense in the first quarter of 2007. The Company estimates these actions will require total cash expenditures of $7 million to $10 million, which will be incurred primarily in the first quarter. The Company expects these actions to generate cost savings in the range of $17 million to $23 million on an annualized basis.
As a result of its recent operational streamlining activities, Transmeta has ceased to pursue engineering services as a separate line of business, has ceased its operations relating to microprocessor production support, and has exited the business of selling microprocessor products. As announced in February 2007, the Company will focus on its primary line of business in developing and licensing its advanced technologies and intellectual property.
“Over the past two months, we have taken difficult but important steps to realign our headcount and expenses with our core business of developing and licensing technology and intellectual property,” said Les Crudele, Transmeta’s president and chief executive officer. “To further streamline our operations under our current business model, we expect to reduce our headcount by 15 to 20 percent during the second quarter of 2007. We believe these actions will result in a better financial position from which Transmeta can execute on its new business model.”
About Transmeta Corporation
Transmeta Corporation develops and licenses innovative computing, microprocessor and semiconductor technologies and related intellectual property. Founded in 1995, we first became known for designing, developing and selling our highly efficient x86-compatible software-based microprocessors, which deliver a balance of low power consumption, high performance, low cost and small size suited for diverse computing platforms. We are presently focused on developing and licensing our advanced power management technologies for controlling leakage and increasing power efficiency in semiconductor and computing devices, and in licensing our computing and microprocessor technologies to other companies. To learn more about Transmeta, visit www.transmeta.com.
Safe Harbor Statement
This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements speak only as of the date of this release, and we will not necessarily provide updates of our projections or other forward-looking statements. Investors are cautioned that such forward-looking statements are subject to many risks and uncertainties, and may differ materially or adversely from our actual results or future events. Important risk factors that could have material or adverse effects on our results include practical difficulties in implementing our restructuring plan and modifying our business model, the potential loss of key technical and business personnel, our ability to satisfy the continued listing requirements of the Nasdaq Stock Market, uncertainty about the adoption and market acceptance of our technology offerings by current and potential customers and licensees, our inability to predict or ensure that third parties will license our technologies or use our technologies to generate royalties, difficulties in developing our technologies in a timely and cost effective manner, the risk that we have difficulties entering into strategic collaborations or raising financing on satisfactory terms, patents and other intellectual property rights, and other risk factors. We urge investors to review our filings with the Securities and Exchange Commission, including our most recent reports on Forms 10-K and 8-K, which describe these and other important risk factors that could have an adverse effect on our results. We undertake no obligation to revise or update publicly any forward-looking statement for any reason.
###

2